EXHIBIT 5.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-10) and related preliminary short form prospectus of TransAlta Corporation (the “Company”) dated 18 January 2017 with respect to the sale and issue of Common Shares, First Preferred Shares, Warrants to purchase Common Shares, First Preferred Shares or other securities, Subscription Receipts, each of which, once purchased, entitle the holder to receive upon satisfaction of certain release conditions, and for no additional consideration, one Common Share, or debt securities up to an aggregate initial offering price of US$2,000,000,000 (or the equivalent in other currencies) of the Company (the “Registration Statement”).

We also consent to the incorporation by reference in the Registration Statement of our reports dated 17 February 2016, with respect to the consolidated financial statements of the Company which comprise the consolidated statements of financial position of the Corporation as at 31 December 2015 and 2014 and the consolidated statements of earnings (loss), comprehensive income (loss), changes in equity and cash flows for each of the years in the three year period ended 31 December 2015 and our report on the effectiveness of internal control over financial reporting as of 31 December 2015, filed as an exhibit to, and incorporated by reference in, the Company’s Annual Report (Form 40-F) for the year ended 31 December 2015, filed with the Securities and Exchange Commission.

18 January 2017	Yours very truly,
Calgary, Canada	/s/ Ernst & Young LLP
Chartered Accountants